Exhibit 99.1
Item 9A. Controls and Procedures
(a)	Evaluation of Disclosure Controls and Procedures
     Management of the Company, with the participation of the principal executive officer and the principal financial officer, evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as of December 31, 2005. Based upon this evaluation, the principal executive officer and the principal financial officer have concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2005 due to the material weaknesses in internal control over financial reporting described below (Item 9A(b)).
(b)	Management’s Report on Internal Control Over Financial Reporting
     Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     A material weakness represents a significant deficiency (as defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2), or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
     Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 based on the framework published by the Committee of Sponsoring Organizations of the Treadway Commission, Internal Control — Integrated Framework. Management has identified the following material weaknesses in the Company’s internal control over financial reporting as of December 31, 2005:
1.	Deficiencies in the Company’s control environment. The Company did not maintain an effective control environment as defined in the Internal Control-Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission. Specifically, the following control deficiencies were identified:
•	The Company’s finance and accounting resources were insufficient in number, insufficiently trained, and authority and responsibility were not properly delegated as of December 31, 2005. Accordingly, in certain circumstances, accounting control activities were not performed consistently, accurately, and timely, and an effective review of technical accounting matters was not performed;

•	Management did not have acceptable and clearly communicated policies reflecting an appropriate management attitude towards financial reporting, and the financial reporting function and did not have sufficient controls in place to ensure the appropriate selection of and modifications to accounting policies;

•	The Company did not establish effective polices and procedures to address the risk of management override in the financial reporting process; and

•	Management did not have effective processes to ensure that relevant information was communicated in a timely manner from the Company’s regional service center, property management department, information technology group, human resources, sales and marketing, and legal department to the Company’s corporate accounting department.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected, and contributed to the development of other material weaknesses described below.
2.	Deficiencies in end-user computing controls. The Company did not maintain adequate policies and procedures regarding end-user computing. Specifically, controls over the access to, and completeness, accuracy, validity, and review of, certain spreadsheet information that supports the financial reporting process were either not designed appropriately or did not operate as designed.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
3.	Inadequate controls associated with accounting for revenue. The Company did not maintain effective policies and procedures related to its accounting for revenue and did not employ personnel with the appropriate level of technical knowledge and experience to prepare, document and review its accounting for revenue to ensure that such accounting complied with U.S. generally accepted accounting principles. This lack of effective policies and procedures and lack of knowledge and experience contributed to the Company’s failure to:
•	Select and implement membership revenue accounting policies in accordance with U.S. generally accepted accounting principles;

•	Effectively perform and document a periodic evaluation of the reasonableness of assumptions with respect to the deferral of revenue associated with personal training services;

•	Establish procedures to identify and periodically assess promotional offers to ensure that they were accounted for in accordance with U.S. generally accepted accounting principles;

•	Establish procedures to identify and periodically assess changes to the Company’s principal member offers to ensure that they were accounted for in accordance with U.S. generally accepted accounting principles;

•	Establish procedures to identify and assess the operational and accounting support requirements necessary to record the effects of new member offers on a timely basis in accordance with U.S. generally accepted accounting principles;

•	Establish procedures to identify and periodically assess revenue collections and member attrition to ensure any changes or adjustments were accounted for in accordance with U.S. generally accepted accounting principles; and

•	Execute policies and procedures to ensure that the financial reporting and disclosure obligations related to revenue recognition were appropriately understood and considered.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
4.	Inadequate controls associated with accounting for fixed assets. The Company did not maintain effective policies and procedures related to its accounting for fixed assets and did not employ personnel with the appropriate level of knowledge and experience to prepare, document and review its accounting for fixed assets to ensure that such accounting complied with U.S. generally accepted accounting principles. This lack of effective policies and procedures and lack of knowledge and experience contributed to the Company’s failure to:

•	Select and implement fixed asset accounting policies in accordance with U.S. generally accepted accounting principles;

•	Effectively perform and document procedures to periodically assess the valuation of fixed assets;

•	Effectively perform and document controls related to the ongoing monitoring of events that might require interim impairment analysis;

•	Effectively perform and document procedures to periodically review the valuation of capitalized costs incurred prior to the opening of a fitness center;

•	Effectively perform and document a review of fixed asset depreciation;

•	Effectively perform and document procedures to review capitalizable labor costs;

•	Effectively reconcile the subsidiary fixed asset ledger to consolidated fixed asset information; and

•	Execute policies and procedures to ensure that the financial reporting and disclosure obligations related to fixed assets were appropriately understood and considered.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
5.	Inadequate controls associated with accounting for goodwill and other intangible assets. The Company did not maintain effective policies and procedures related to its accounting for goodwill and other intangible assets and did not employ personnel with the appropriate level of knowledge and experience to prepare, document and review its accounting for goodwill and other intangible assets to ensure that such accounting complied with U.S. generally accepted accounting principles. This lack of effective policies and procedures and lack of knowledge and experience contributed to the Company’s failure to:
•	Select and implement accounting policies in accordance with U.S. generally accepted accounting principles;

•	Effectively identify, and allocate an appropriate portion of the cost of an acquisition to, identifiable intangible assets in conjunction with its purchase business combinations;

•	Effectively perform and document procedures to periodically reassess the valuation of goodwill; and

•	Execute policies and procedures to ensure that the financial reporting and disclosure obligations related to goodwill and other intangible assets were appropriately understood and considered.
     As a result of these deficiencies, there were misstatements in the Company’s consolidated financial statements that were corrected prior to the issuance of the 2005 consolidated financial statements. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
6.	Inadequate controls associated with accounting for leases. The Company did not maintain effective policies and procedures related to its accounting for leases and did not employ personnel with the appropriate level of knowledge and experience to prepare, document and review its accounting for leases to ensure that such accounting complied with U.S. generally accepted accounting principles. This lack of effective policies and procedures and lack of knowledge and experience contributed to the Company’s failure to:
•	Perform and document procedures to record rent expense on a straight-line basis over the lease term, when appropriate, and to record a related deferred rent obligation, in accordance with U.S. generally accepted accounting principles;

•	Perform and document procedures to ensure that leasehold improvements were properly depreciated over the lesser of the economic useful life or the lease term;

•	Perform and document procedures to ensure leases were appropriately accounted for as capital or operating leases;

•	Perform procedures to periodically review the accounting for landlord incentives;

•	Design and perform policies and procedures relating to the identification, valuation, and disclosure of contingent liabilities related to lease guarantees; and

•	Execute policies and procedures to ensure that the financial reporting and disclosure obligations related to leases were appropriately understood and considered.
     As a result of these deficiencies, there were misstatements in the Company’s consolidated financial statements that were corrected prior to the issuance of the 2005 consolidated financial statements. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

7.	Inadequate controls associated with accounting for accrued liabilities. The Company did not maintain effective policies and procedures related to its accounting for accrued liabilities and did not employ personnel with the appropriate level of knowledge and experience to prepare, document and review its accounting for accrued liabilities to ensure that such accounting complied with U.S. generally accepted accounting principles. This lack of effective policies and procedures and lack of knowledge and experience contributed to the Company’s failure to:
•	Effectively perform and document procedures to periodically evaluate the reasonableness of assumptions used to estimate liabilities associated with workers compensation, health care, and other insured arrangements with retained risk;

•	Perform and document procedures to periodically evaluate items that may meet the definition of unclaimed property, in order to properly value the Company’s escheatment liability;

•	Perform and document procedures to periodically evaluate liabilities related to the Company’s obligation to former members to refund member fees in a future period;

•	Perform and document a periodic assessment of the Company’s risk sharing obligation associated with its transfers of obligatory member payments to third parties;

•	Effectively perform and document procedures to reconcile commission and other payroll related liabilities to supporting detail;

•	Effectively perform and document a review of expenses incurred in one period and paid in subsequent periods to ensure that the related accounting is reflected in the appropriate period; and

•	Execute policies and procedures to ensure that the financial reporting and disclosure obligations related to accrued liabilities were appropriately understood and considered.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
8.	Inadequate controls associated with accounting for computer software. The Company did not maintain adequate policies and procedures or employ sufficiently knowledgeable and experienced personnel to ensure appropriate application of Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software

Developed or Obtained for Internal Use. This lack of effective policies and procedures and lack of knowledge and experience contributed to the Company’s failure to select and implement software accounting policies in accordance with U.S. generally accepted accounting principles, and effectively perform and document procedures to periodically reassess their valuation.
     As a result of these deficiencies, there were misstatements in the Company’s consolidated financial statements that were corrected prior to the issuance of the 2005 consolidated financial statements. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
9.	Inadequate Information Technology Development and Maintenance Controls. The Company did not execute its policies and procedures with respect to program development to ensure that certain financial reports that impact the Company’s revenue recognition were developed and maintained appropriately. Specifically, the Company failed to apply its policies and procedures to ensure effective migration from a testing environment into a production environment, and as a result, controls over the access to, and completeness, accuracy and validity of, these reports either were not designed appropriately or did not operate as designed.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
10.	Deficiencies in equity compensation monitoring and review procedures. The Company did not maintain adequate policies and procedures over the administration of its equity compensation programs and did not employ personnel with the appropriate level of knowledge and experience to prepare, document and review its accounting for the equity compensation programs to ensure that such accounting complied with U.S. generally accepted accounting principles. Specifically, the Company did not have:
•	Adequate policies and procedures to identify, periodically assess, and respond to events that give rise to changes in the rights or obligations of equity compensation holders; and

•	Effective policies and procedures to ensure that the financial reporting and disclosure obligations related to the acceleration of vesting and the exercise of expired options were appropriately understood and considered.
     As a result of these deficiencies, there were misstatements in the Company’s consolidated financial statements that were corrected prior to the issuance of the 2005 consolidated financial statements. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.
11.	Inadequate financial statement preparation and review procedures. The Company did not maintain effective policies and procedures related to its financial statement preparation and review procedures and did not employ personnel with the appropriate level of knowledge and experience to ensure that accurate and reliable interim and annual consolidated financial statements were prepared and reviewed on a timely basis. Specifically, the Company did not have:
•	Effective reconciliation of significant balance sheet accounts;

•	Effective reconciliation of subsidiaries’ accounts to consolidating financial information;

•	Effective reconciliation and conversion of foreign financial statements to consolidated financial information;

•	Policies and procedures relating to the origination and maintenance of contemporaneous documentation to support key judgments made in connection with the selection of significant accounting policies or the application of judgments within its financial reporting process;

•	Policies and procedures related to the identification and disclosure of subsequent events;

•	Policies and procedures related to the review of complex or unusual transactions;

•	Adequate policies and procedures related to the review and approval of accounting entries;

•	Sufficient retention policies with respect to historical documentation that formed the basis of prior accounting judgments that have continuing relevance; and

•	Effective review of financial statement information, and related presentation and disclosure requirements.
     These deficiencies resulted in material misstatements in the Company’s interim consolidated financial statements for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, all of which have been restated, and in its preliminary 2005 annual consolidated financial statements, which were corrected prior to issuance. These deficiencies resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

     As a result of the aforementioned material weaknesses, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2005.
     KPMG LLP, the Company’s independent registered public accounting firm, has issued an audit report on management’s assessment of the Company’s internal control over financial reporting, which is included herein (Item 9A(e)).
(c)	Changes in Internal Control Over Financial Reporting
     There were no changes in the Company’s internal control over financial reporting that occurred during the fourth quarter of 2005 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
(d)	Remediation Efforts to Address Material Weaknesses in Internal Control Over Financial Reporting
     The Company is developing a formal remediation plan and intends to make notable progress on remediation during 2006 and to complete the remediation of the majority of these weaknesses by December 31, 2007. Further, remediation includes the verification through management testing that the revised control procedures are operating effectively, which may extend the remediation timeline if these tests indicate that control deficiencies remain.
     The following are the more significant factors that impacted our inability to remediate these weaknesses as of December 31, 2005:
•	The priority assigned to the audit and significant effort involved in completing the re-audit of the years ending December 31, 2002 and 2003, and audit of the year ending December 31, 2004, completed on November 30, 2005;

•	The number and severity of the multiple material weaknesses above, which require dramatic changes in accounting processes, organization, and systems; and

•	The understaffing of our Accounting Department.
     In order to remediate the aforementioned material weaknesses in internal control over financial reporting and improve the integrity of financial reporting processes, management has implemented or is in the process of implementing the following actions:
1)	Control Environment

•	During 2005 and 2006, the number of personnel positions and expenditures for the IT and Accounting Departments were increased. However, attrition negatively impacted our staffing level in the Accounting Department. We continue to evaluate staffing needs and organizational structure in both areas.

•	The Company plans to complete its Accounting Policies and Procedures Manual (the “Manual”). Although the Manual was improved during 2005, as of December 31, 2005 the Manual was neither complete nor approved by the appropriate senior financial officers.

•	The Company plans to establish an accounting training program and conduct formal performance evaluations of key personnel during 2006.

2)	Spreadsheets and End-User Computing

•	The Company plans to develop policies and procedures regarding the required controls over spreadsheets and other end-user applications, including (but not limited to) development, change control, access control, and record retention.

•	The Company plans to develop an inventory of spreadsheets and other end-user applications to help determine the scope and priority of the necessary remediation.

•	The Company plans to conduct an evaluation of specific end-user applications to develop and execute specific remediation plans necessary to comply with the above policies and procedures.

3)	Revenue Recognition

•	The Company plans to further enhance its revenue recognition methodology, specifically improving the design and operating effectiveness of certain related controls, including the reconciliation of the deferred revenue liability balance and monitoring of actual versus expected collection and attrition patterns.
4)	Fixed Assets

•	The Company plans to implement on-going monitoring of fixed assets to identify and assess potential impairment events.

•	The Company plans to enhance reconciliation procedures and analyses related to depreciation and fixed asset accounts, to ensure accounts are reconciled and analyzed on a timely basis, the reconciliations are independently reviewed, and any reconciling items are cleared on timely basis.

5)	Goodwill and Intangible Assets

•	The Company intends to conduct a timely review and evaluation of the goodwill and intangible assets accounting policies and procedures.

6)	Leases

•	The Company plans to further enhance the policies and procedures related to the review and approval of deferred rent obligations.

•	The Company plans to further enhance the policies and procedures related to the review and approval of landlord incentives.

7)	Accrued Liabilities

•	The Company plans to develop a monitoring program to periodically review its assumptions with respect to workers compensation, health care, and general liability risk exposures.

•	The Company plans to further enhance the policies and procedures to identify and value escheatment obligations, including the identification of escheatable property. The Company engaged a third party to help value the escheatment obligation.

•	The Company plans to further enhance the supporting analyses regarding obligations to refund certain membership fees in future periods.

•	The Company plans to establish a periodic assessment of its risk sharing obligations regarding transfers of obligatory membership payments to third parties.

•	The Company plans to enhance the reconciliation of commission and other payroll-related liabilities to supporting detail.

8)	Capitalized Software

•	The Company plans to further enhance its processes to help ensure that the review and approval of supporting documentation regarding capitalized expenses are appropriate.

9)	Revenue Databases

•	Extensive testing of the accuracy and completeness of reporting generated from key sales systems was completed during 2006. These reports are key inputs into the Company’s deferred revenue model and revenue recognition process. The Company plans to enhance its review processes to help ensure that inclusions and exclusions from these revenue reports are complete and accurate. The Company plans to assess the degree of automation feasible for this reporting, which presently requires substantial manual intervention. Based on this assessment, the degree to which the procedures currently performed in a test environment can be migrated to a properly controlled production environment will then be determined.

10)	Equity Compensation

•	The Company plans to develop a control checklist and additional review procedures with respect to the equity compensation plans to ensure that any events under the equity compensation plans are properly recorded.

11)	Financial Statement Preparation and Review Procedures

•	The Company plans to modify its account reconciliation process to ensure that accounts are reconciled on a timely basis, the reconciliation is independently reviewed, any reconciling items are cleared on a timely basis, and the accuracy of the underlying supporting detail, or sub ledger, has been substantiated and independently reviewed. Additional resources will be deployed and work remains to ensure this process is executed on a consistent and timely basis.

•	The Company plans to enhance documentation of assumptions and computations of critical estimates.

•	The Company plans to develop a more formalized process for the identification of subsequent events and complex or unusual transactions. The Disclosure Committee and various ongoing management meetings are presently used to identify and address such topics.

•	The Company plans to improve its review process for standard journal entries. The Company is developing a process to identify and review significant post-closing adjustments and any quarterly or year-end adjustments. Such entries will be specifically identified and reported to the principal financial officer and Disclosure Committee for independent review.

•	The Company plans to develop a disclosure checklist to help ensure its disclosure requirements are met.

•	The Company plans to complete the financial statements on an expedited basis, providing additional time for the Company’s senior managers, Disclosure Committee and counsel to review the financial statements to be included in the Company’s Forms 10-K and 10-Q to help ensure appropriate disclosure.
     Additionally, in an effort to improve internal control over financial reporting, the Company is now emphasizing the importance of establishing the appropriate environment in relation to accounting, financial reporting, and internal control over financial reporting. Management plans to formalize its 2006 remediation plan, including specific executive sponsorship for key deficiencies to help create and implement new policies and procedures where material weaknesses or significant deficiencies exist. The Audit Committee will be updated at least quarterly on remediation progress, with additional updates as deemed necessary.
     It should be noted the Company’s management, including the principal executive officer and the principal financial officer, do not expect that the Company’s internal controls will necessarily prevent all error and all fraud, even after completion of the described remediation efforts. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.
     Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving our stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.